Exhibit 99.1

2 Changi South Lane Singapore 486123	65.6299.8888 Main www.flextronics.com

PRESS RELEASE
Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
(408) 576-7189	(408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEXTRONICS ANNOUNCES NEW BOARD OF DIRECTORS AUTHORIZATION FOR

ADDITIONAL SHARE REPURCHASES

Singapore, December 22, 2011 — Flextronics (NASDAQ: FLEX) today announced that its Board of Directors has authorized an additional share repurchase plan.  This is in addition to the program announced on July 21, 2011 for $200 million in share repurchases, under which approximately $182 million of the Company’s ordinary shares were repurchased as of December 22, 2011. In general, repurchases under the Company’s share repurchase plans are subject to an aggregate limit of 10% of the Company’s outstanding ordinary shares as of the Company’s Extraordinary General Meeting held in July 2011. This new authorization permits the repurchase of the remaining balance of ordinary shares outstanding not to exceed the 10% limitation. There are approximately 43 million ordinary shares available for repurchase under both authorized plans as of the date of this release.

Share repurchases, if any, will be made in the open market. The Company intends to effect any share purchases in compliance with SEC Rule 10b-18. The timing and actual number of shares repurchased will depend on a variety of factors including price, market conditions and applicable legal requirements. The share repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

About Flextronics

Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer, industrial, infrastructure, medical, clean tech and mobile OEMs. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.

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